Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-77219, 333-30464, 333-34594, 333-42964, 333-60286, 333-89464 and 333-104468) of Stamford Industrial Group, Inc. of our report dated March 16, 2009 relating to the financial statements as of and for the year ended December 31, 2008, the financial statement schedule for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina
March 16, 2009